Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 28, 2014, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of ScanSource, Inc. on Form 10-K for the year ended June 30, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of ScanSource, Inc. on Forms S-8 (File No. 333-78281, effective May 12, 1999; File No. 333-36766, effective May 11, 2000; File No. 333-110220, effective November 4, 2003; File No. 333-115534, effective May 14, 2004; File No. 144121, effective June 28, 2007; File No. 333-153653, effective September 24, 2008; File No. 333-169064, effective August 10, 2010; File No. 333-192664, effective December 5, 2013; and File No. 333-192665, effective December 5, 2013).

/s/ GRANT THORNTON LLP

Columbia, South Carolina
August 28, 2014